Exhibit 99.1

3020 Old Ranch Parkway, Suite 400

Seal Beach, California 90740 USA

562.493.2804   fax: 562.546.0097

www.cleanenergyfuels.com

News Release

Clean Energy Signs Agreement to Acquire Northstar,

Advanced LNG Technology Leader

— Major Liquefied Natural Gas (LNG) Fueling Infrastructure Firm Will Help

Clean Energy Build Out Natural Gas Fueling Infrastructure Nationwide —

Seal Beach, Calif. (December 8, 2010) — Clean Energy Fuels Corp. (Nasdaq: CLNE) has entered into a Securities Purchase Agreement to acquire Wyoming Northstar Incorporated and affiliates (“Northstar”) for an aggregate purchase price of approximately $10.9 million in cash. Approximately $7.4 million will be paid at closing with the balance paid in equal installments on each yearly anniversary date beginning in 2011 and ending in 2015. Clean Energy will also pay retention bonuses not to exceed $4.0 million in the aggregate over the four-year period following closing.

Northstar is the recognized leader in LNG/LCNG (liquefied to compressed natural gas) fueling system technologies, including the manufacture of one of only two weights-and-measures certified LNG dispensers.  It has provided LNG station design, construction, operations and maintenance for major clients, and has worked closely with Clean Energy for several years.

“Having Northstar, the premier LNG station provider, in our group will greatly enhance our ability to build out the growing natural gas fueling infrastructure in the United States,” said Andrew J. Littlefair, Clean Energy’s President and CEO. “Our plan envisions a fueling infrastructure serving major goods movement and trucking corridors nationwide.”

Clean Energy recently announced an agreement with Pilot Flying J Travel Centers to build, own and operate public access, LNG fueling facilities at agreed-upon Pilot Flying J truck travel centers nationwide. Pilot Flying J operates over 550 truck travel centers in 43 states and six Canadian provinces.

Littlefair added, “On the international front, growing interest in LNG fueling in markets such as China, where we have a strong developing presence through our subsidiary, IMW Industries, may provide infrastructure opportunity as well.”

About Clean Energy Fuels

Clean Energy (Nasdaq: CLNE) is the largest provider of natural gas fuel for transportation in North America and a global leader in the expanding natural gas vehicle market.  It has operations in CNG and LNG vehicle fueling, construction and operation of CNG and LNG fueling stations, biomethane production, vehicle conversion and compressor technology.

Clean Energy fuels over 19,900 vehicles at 211 strategic locations across the United States and Canada with a broad customer base in the refuse, transit, trucking, shuttle, taxi, airport and municipal fleet markets. It owns (70%) and operates a landfill gas facility in Dallas, Texas, that produces renewable methane gas, or biomethane, for delivery in the nation’s gas pipeline network. It owns and operates LNG production plants in Willis, Texas and Boron, Calif. with combined capacity of 260,000 LNG gallons per day and that are designed to expand to 340,000 LNG gallons per day as demand increases. BAF Technologies, Inc., a wholly owned subsidiary, is a leading provider of natural gas vehicle systems and conversions for taxis, limousines, vans, pick-up trucks and shuttle buses. IMW Industries, Ltd., a wholly owned subsidiary based in Canada, is a leading supplier of compressed natural gas equipment for vehicle fueling and industrial applications with more than 1,000 installations in 24 countries.  www.cleanenergyfuels.com

Forward Looking Statements — This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including statements about the growth of the natural gas fueling infrastructure and future payments to be made to Northstar or Northstar employees pursuant to the terms of the acquisition. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of limited demand for natural gas vehicle fuel, lack of growth in the natural gas vehicle market and lack of availability of natural gas vehicles.  The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts

News Media

Bruce Russell, 310/559-4955 x101

brussell@cleanenergyfuels.com

Investors

Ina McGuinness, 805/427-1372

ina@mcguinnessir.com

North America’s leader in clean transportation